Exhibit 99.1

TBS International Reaches Agreement with Banks on Payment Deferral

DUBLIN, IRELAND — September 7, 2011 — TBS International plc (NASDAQ: TBSI) announced today that, with the agreement of the requisite lenders under its various financing facilities, it is not making certain principal payments due on its financing facilities for the period from September 30, 2011 through December 15, 2011.  The Company’s lender groups will forbear during this period from exercising their rights and remedies which arise from the Company’s failure to make principal payments when due and any failure to comply with certain of its financial covenants.  During this forbearance period, the Company and its various lender groups will negotiate amendments to restructure the Company’s various financing facilities and cure any existing defaults.  The Company intends to pay only the stated interest on its financing facilities during the forbearance period and will accrue any applicable default interest.

Joseph E. Royce, Chairman, Chief Executive Officer and President, commented:  “The continued weakness in the Baltic Dry Index, or BDI, the industry indicator for spot dry bulk freight rates, during the past 12 months has caused the Company and our lenders to consider the desirability of restructuring our various financing facilities.  This forbearance agreement provides us with the time we need to restructure our various agreements.”

Ferdinand V. Lepere, Senior Executive Vice President and Chief Financial Officer, commented:  “TBS remains in solid financial condition, but has concluded that it is prudent to conserve cash by extending the amortization periods for our various financing facilities.  During this negotiation period, we will continue to operate our business as usual, to pay all of our vendors and to pay the stated interest on our debt.  We are confident that with the restructuring that we are discussing with our lenders we will continue to pay all of our lenders, vendors and other creditors in full.”

Forward-Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Such statements are just predictions and involve risks and uncertainties such that actual results may differ materially.

We refer you to our filings with the Securities and Exchange Commission, in particular our quarterly report on Form 10-Q and our annual report on Form 10-K. These documents contain and identify important factors that could cause the actual results to differ materially from those expressed in these forward-looking statements.

About TBS International plc

TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East. Visit our website at www.tbsship.com

For more information, please contact:

Company Contact:

Ferdinand V. Lepere

Senior Executive Vice President and Chief Financial Officer

TBS International plc

Tel. 914-961-1000

InvestorRequest@tbsship.com

Investor Relations / Media:

Nicolas Bornozis

Capital Link, Inc. New York

Tel. 212-661-7566

E-mail: tbs@capitallink.com